Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2014, except for Note 16 to the consolidated financial statements appearing under Item 8 of Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.) 2013 Annual Report on Form 10-K/A (not presented herein), as to which the date is March 3, 2014, and except for the effects of the capital structure change described in Note 1, as to which the date is February 25, 2015 relating to the consolidated financial statements, which appears in Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.) Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma February 25, 2015